Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO  80111
www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REPORTS THIRD QUARTER RESULTS
50th Straight Quarter of Positive Cash Flow

GREENWOOD VILLAGE, Colo. — October 25, 2006 — CIBER, Inc. (NYSE: CBR) today reported its results for the third quarter of 2006, ended September 30th:  revenue was $246.6 million, net income was $6.1 million, and diluted GAAP EPS was $0.10 per share.

“We made progress in several areas in the September quarter.  We were pleased to report increased year-over-year revenue, and while margins reflected the heavier non-productive time of summer and our PGA branding event, we were still able to achieve meaningful results.  Earlier in the third quarter we had anticipated higher IBM hardware sales commissions and approval by the U.S. Congress of the currently expired Research & Experimentation Tax Credit extension, neither of which happened and they contributed to lower net results than we had anticipated.  Otherwise the quarter was overall as forecasted.”

“With this quarter, CIBER has recorded its 50th quarter as a public company and its 50th quarter of positive cash flow.  We are proud of this consistency,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “We believe the fourth quarter will show greater revenue and earnings, improvements in gross margin and operating income, and set the stage for a better performance in 2007.”

Revenue:

Revenue of $246.6 million for the September 2006 quarter increased $9.2 million, or four percent, from the September 2005 quarter (five percent organically when the divested IBM staffing business is excluded from 2005’s results).  For the nine months ended September 2006, revenue of $738.3 million represented an increase of $20.4 million, or five percent organically, over the like 2005 period.

CIBER’s business model segments contributed organically in the quarter on a year-over-year basis as follows:

•                  CIBER Europe revenue increased 17 percent, approximately 10 percent in constant currency.

•                  State & Local Government Practice revenue increased 15 percent.

•                  CIBER Enterprise Solutions Practice (U.S.-ERP) revenue increased 14 percent.

•                  U.S. Commercial Practice revenue grew approximately one percent.

•                  Federal Government Practice revenue decreased 13 percent, primarily due to a previously discussed lost subcontract in 2005 and general delays in new awards.

Foreign Exchange Impact:

On a year-over-year basis, the effect of foreign exchange rates increased revenue $2.4 million, or approximately one percent; the sequential quarterly effect was favorable to revenue approximately $0.9 million.  Neither period was affected materially as to earnings.

Gross Margin:

Gross margin of 26.7 percent for the current quarter was 10 basis points higher than 2005’s third quarter.  Better gross margins in the State & Local and Commercial Practices were mostly offset by decreases in our U.S.-ERP and Federal Practices.

Selling General & Administrative Expense Margin:

SG&A expenses at 21.9 percent were 70 basis points higher than the September 2005 quarter, investments in our U.S. solutions based activities added to this expense ratio, as well as the Federal Government Practice, which has lower SG&A expenses, being a smaller contributor.

Operating Income Margin:

Operating income margin of 4.2 percent for the September 2006 quarter was a 60 basis point decrease from the like 2005 quarter.  Less Federal Government Practice contribution was the major cause of this margin decrease.

Income Tax Rate:

CIBER’s income tax rate for the September 2006 quarter was approximately 31 percent.  This was the same as a year earlier.  While material tax benefits were realized in the quarter, the pending R&E tax credit extension remained unapproved by Congress; this may be approved in the fourth quarter and further assist 2006’s overall tax rate.

Net Income:

Net income for the September 2006 quarter of $6.1 million was $0.7 million less than the $6.8 million of the September 2005 quarter.  For the nine months ended September 2006, net income of $17.3 million was $3.9 million lower than the first nine months of 2005.

GAAP EPS:

Diluted GAAP EPS of $0.10 per share for the current quarter was $0.01 less per share than a year earlier.  Year-to-date, GAAP EPS of $0.28 per share compares to $0.32 per share for 2005’s first nine months.

Contract Wins & Pipeline:

Third quarter contract wins (including Europe) were $309 million, a solid 1.25:1 book-to-bill ratio.  On a year-to-date basis, wins of $929 million were a strong 1.26:1 book-to-bill ratio.

CIBER’s pipeline (excluding Europe) was $2.6 billion at September 30th, an increase of $.1 billion to the June 2006 quarter.

Treasury Stock Activities:

During the September quarter, CIBER’s Board of Directors approved the acquisition of $6 million of either common stock or convertible debentures, which ever is financially more attractive.  During 2006 the Company has purchased approximately 1.1 million shares at an average cost of approximately $6.40 per share.

Balance Sheet at September 2006:

•                  Cash was $24.3 million and working capital borrowings were $22.8 million.

•                  Shareholder Equity was $401.9 million.

•                  Services DSOs were 71 days.

Outlook:

CIBER presently forecasts revenue of $246-251 million and GAAP EPS of $0.12-0.14 per share for the fourth quarter.  Such results would forecast $984-989 million in revenue and $0.40-0.42 per share of GAAP EPS for fiscal 2006.

Conference Call and Webcast:

A webcast to discuss the company’s financial results and outlook will be held at 11:00 a.m. ET on Wednesday, October 25, 2006, and may be heard live by visiting the Investors portion of the company website at www.ciber.com/cbr/.  To participate in the call, dial (800) 240-2134 within the United States and (303) 262-2125 internationally.  A replay of the conference call will be available through November 29, 2006 by dialing (800) 405-2236 within the United States and (303) 590-3000 internationally. The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 U.S. offices, 22 European offices and five offices in Asia.  Operating in 18 countries, with over 8,000 employees and annual revenue of nearly $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2006.

CIBER, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
In thousands, except per share data	September 30,		September 30,
	2005	2006	2005	2006
Consulting services	$228,927	$235,128	$691,658	$706,181
Other revenue	8,458	11,490	26,247	32,148
Total revenue	237,385	246,618	717,905	738,329

Cost of consulting services	169,133	173,666	506,418	522,596
Cost of other revenue	5,162	7,021	15,109	17,795
Selling, general and administrative expenses	50,306	54,070	153,033	160,591
Amortization of intangible assets	1,454	1,592	4,513	4,530
Operating income	11,330	10,269	38,832	32,817
Other income (expense), net	(1,534)	(1,469)	(5,456)	(5,522)
Income before income taxes	9,796	8,800	33,376	27,295
Income tax expense	3,035	2,728	12,226	10,021
Net income	$6,761	$6,072	$21,150	$17,274

Earnings per share — diluted	$0.11	$0.10	$0.32	$0.28

Weighted average shares — diluted	65,341	62,234	70,111	62,369

For the three months ended September 30, 2005 and 2006, respectively, earnings per share — basic was $0.11 and $0.10 and weighted average shares — basic were 62,576 and 61,810.

For the nine months ended September 30, 2005 and 2006, respectively, earnings per share — basic was $0.34 and $0.28 and weighted average shares — basic were 62,593 and 61,966.

CIBER, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

In thousands	December 31, 2005	September 30, 2006

Assets
Current assets:
Cash and cash equivalents	$40,661	$24,316
Accounts receivable, net	212,110	225,310
Prepaid expenses and other current assets	17,851	19,632
Income taxes refundable	267	356
Deferred income taxes	4,603	5,443
Total current assets	275,492	275,057

Property and equipment, net	25,388	25,775
Intangible assets, net	434,411	448,223
Other assets	9,276	11,365
Total assets	$744,567	$760,420
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$31,995	$26,240
Accrued compensation and related liabilities	44,371	47,561
Other accrued expenses and liabilities	47,857	53,370
Income taxes payable	3,887	5,396
Total current liabilities	128,110	132,567

Long-term line of credit — bank	42,638	22,793
Long-term debentures	175,000	175,000
Other long-term liabilities	19,282	26,809
Total liabilities	365,030	357,169

Minority interest	2,930	1,367

Shareholders’ equity	376,607	401,884
Total liabilities and shareholders’ equity	$744,567	$760,420

CIBER, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In thousands	2005	2006

Operating activities:	$21,150	$17,274
Net income
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	8,476	9,251
Amortization of intangible assets	4,513	4,530
Other, net	(8,861)	(7,393)
Net cash provided by operating activities	25,278	23,662

Investing activities:
Acquisitions, net of cash acquired	(9,567)	(9,854)
Purchases of property and equipment, net	(8,736)	(7,830)
Other	(618)	(565)
Net cash used in investing activities	(18,921)	(18,249)

Financing activities:
Employee stock purchases and options exercised	4,251	3,825
Purchases of treasury stock	(5,986)	(6,731)
Payments on long-term bank line of credit, net	(9,347)	(19,845)
Other, net	(1,529)	7
Net cash used in financing activities	(12,611)	(22,744)
Effect of foreign exchange rate changes on cash	(3,097)	986
Net decrease in cash and cash equivalents	(9,351)	(16,345)
Cash and cash equivalents, beginning of period	44,446	40,661
Cash and cash equivalents, end of period	$35,095	$24,316

Supplemental Information:

CIBER, Inc.
Supplementary Operating Results Analysis
For the Quarters Ended September 30, 2005, June 30 and September 30, 2006
(unaudited)
($ in millions)

	Three Months Ended
	September 30, 2005		June 30, 2006		September 30, 2006
		% of		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	Revenue
Revenue
By Divisions
Commercial*	$89.5	37	$90.0	36	$86.7	35
State & Local	32.0	13	36.2	14	36.9	15
U.S. Package	25.1	11	30.3	12	28.6	12
Federal	39.6	17	34.6	14	34.6	14
Europe*	51.2	22	58.9	24	59.8	24
Total	$237.4	100	$250.0	100	$246.6	100

		% of		% of		% of
	Amount	Revenue	Amount	Revenue	Amount	Revenue
Operating Income
Commercial*	$7.0	8	$6.8	8	$6.2	7
State & Local	1.5	5	3.7	10	3.3	9
U.S. Package	2.5	10	2.2	7	1.7	6
Federal	5.6	14	3.4	10	3.5	10
Europe*	1.7	3	3.2	5	3.3	5
Corporate Expense	(5.5)	(2)	(4.9)	(2)	(6.1)	(2)
EBITA	12.8	5	14.4	6	11.9	5
Amortization Expense	(1.5)	(1)	(1.5)	(1)	(1.6)	(1)
Operating Income	$11.3	4	$12.9	5	$10.3	4

*                    Commercial includes India’s results and eliminations; Europe includes Eastern Asia

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